EXHIBIT No. 99.2

Audited Financial Statements
With Report of Independent Auditors

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

December 31, 2001

Report of Independent Auditors

Plan Administrator
Chemical Financial Corporation
1998 Stock Purchase Plan for Subsidiary Directors

          We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors as of December 31, 2001 and 2000 and the related statements of income and changes in plan equity for the years ended December 31, 2001, 2000, and 1999. These financial statements are the responsibility of the Plan's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors at December 31, 2001 and December 31, 2000 and the results of its operations and changes in its plan equity for the years ended December 31, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States.

s/ Ernst & Young LLP
Detroit, Michigan

February 27, 2002

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statements of Financial Condition

	December 31
	2001	2000
Assets
Cash	$729	$590
Common stock receivable of Chemical
Financial Corporation, at market value - (7,405 shares at a cost of $190,631 at December 31, 2001 and 13,651 shares at a cost of
$309,182 at December 31, 2000)	222,891	302,273
Total Assets	$223,620	$302,863

Plan Equity
Plan equity (42 participants at December 31, 2001 and 46
participants at December 31, 2000)	$223,620	$302,863

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statements of Income and Changes in Plan Equity

	Years Ended December 31
Additions	2001	2000	1999

Participant contributions	$187,275	$302,625	$278,375
Dividend equivalents and
fractional share interests	3,529	6,574	3,915
Transfer from prior plan (Note 1)	--	--	45,747
	190,804	309,199	328,037

Deductions
Plan distributions	309,218	271,224	44,991
	(118,414)	37,975	283,046
Net realized and unrealized appreciation (depreciation)
in fair value of common stock receivable	39,171	(6,909)	(11,249)
Net increase (decrease)	(79,243)	31,066	271,797
Plan equity at beginning of year	302,863	271,797	--
Plan equity at end of year	$223,620	$302,863	$271,797

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 2001

Note 1 - Description of the Plan

          The Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors (Plan) was implemented by Chemical Financial Corporation (Corporation) on December 14, 1998. The Plan is designed to provide non-employee directors and community bank advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provides for a maximum of 25,000 shares of the Corporation's common stock, $1.00 par value (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan, to be available under the Plan.

          Subsidiary directors and community bank advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their Board of Director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or community bank advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock that is credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or community bank advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
December 31, 2001

Note 1 - Description of the Plan (continued)

          On January 1, 1999, a common stock receivable for 1,344 shares of the Corporation, with a market value of $44,991 and a cost basis of $44,293, and cash of $756 of the 1992 Stock Purchase Plan for Subsidiary Directors were transferred to the Plan. The 1992 Stock Purchase Plan for Subsidiary Directors had the same terms and provisions as the Plan. The Plan had 2,789 shares and 16,440 shares, as of December 31, 2001 and 2000, respectively, of the Corporation's common stock available for future issuance, adjusted for the 5% stock dividend paid by the Corporation on December 21, 2001.

          The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

          The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

          The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of the Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
December 31, 2001

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

          Common stock receivable of the Corporation is recorded at the market value per share of the Corporation's common stock multiplied by the number of shares receivable at the valuation date. Market value is based on the closing bid price of the Corporation's common stock at year end ($30.10 per share at December 31, 2001 and $22.14 per share at December 31, 2000.) The number of shares receivable and the closing bid price as of December 31, 2000 were adjusted for the 5% stock dividend on the Corporation's common stock paid on December 21, 2001.

Income

          Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

Contributions

          Contributions are accounted for on the accrual basis.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements (continued)
December 31, 2001

Note 3 - Contributions

          Contributions for participants by the participating companies were as follows:

	Year Ended December 31
Participating Company	2001	2000	1999

Chemical Bank and Trust Co.	$84,850	$167,300	$160,750
Chemical Bank Shoreline	34,925	32,475	-
Chemical Bank West	64,700	102,150	115,225
CFC Data Corp	2,800	700	2,400

Total Participant Contributions	$187,275	$302,625	$278,375